Exhibit 99.1

Calgon Carbon Announces Management Restructuring for Continued Growth

PITTSBURGH--(BUSINESS WIRE)--December 19, 2011--Calgon Carbon Corporation (NYSE: CCC) announced that it will undertake a management restructuring to better position the company to fully capitalize on significant growth opportunities that are anticipated to develop over the next five years.

Effective January 1, 2012, Robert P. O’Brien (61) is promoted to the newly created position of executive vice president and chief operating officer. In this new role, Bob will have responsibility for the day-to-day operations of Calgon Carbon worldwide. He will continue to report to John S. Stanik, chairman, president, and CEO of Calgon Carbon. Three executives will be promoted to regional vice presidents, with responsibility for the operations of that region: James A. Sullivan, vice president – Americas, Reinier Keijzer, vice president – Europe; and Allan Singleton, vice president – Asia. They will report to Mr. O’Brien.

Bob O’Brien joined Calgon Carbon in 1973 and has subsequently held a number of technical, sales and marketing management positions in the U.S. and Europe. He was promoted to senior vice president, engineered solutions in 1999, to senior vice president -- Americas in 2005, and to executive vice president – Americas in 2010. In his current position, Bob has responsibility for all manufacturing facilities in the U.S., as well as marketing and sales of all Calgon Carbon products and services in North and South America. In addition, he oversees the company’s research and development activities. He holds a B.S. in chemical engineering from the Pennsylvania State University.

In 1997, Jim Sullivan (48) joined Calgon Carbon as sales manager for the company’s engineered systems group in Asia. In 2004, he was promoted to general manager of the company’s UV Technologies Division. He was subsequently promoted to vice president, corporate business development and led the acquisition of Hyde Marine which provides systems that disinfect ballast water. In 2010, Jim was promoted to the position of vice president – manufacturing, with responsibility for all activated carbon manufacturing, facilities and applications engineering, logistics, supply chain, and purchasing for the Americas. He also remains responsible for the company’s UV division. Jim earned a B.Eng. in chemical engineering from Ryerson University and an M.B.A. from the University of Pittsburgh.

Reinier Keijzer (44) joined Chermviron Carbon, Calgon Carbon’s European branch, in 2002 as its finance director and also had responsibility for business development and information technology. He was promoted to vice president – finance in 2010, assuming the added responsibility for human resources. Prior to joining Chemviron Carbon, Reinier held the positions of business unit controller, inks and coatings and financial controller for Arizona Chemical B.V., a division of International Paper. He also served as corporate controller at Unichema International in the Netherlands. Reinier earned an International Executive Master of Finance and Control from the University of Amsterdam/Maastricht and a Master in Commercial and Financial Sciences from Antwerp Business School. He is also a Dutch Chartered Controller.

Allan Singleton (57) has been with Chemviron Carbon since 2004, when Calgon Carbon acquired Waterlink Specialty Products, which included Sutcliffe Speakman, a provider of activated carbon. Allan joined Sutcliffe Speakman in 1993 and held positions of increasing responsibility, including managing director. He began his career at Chemviron Carbon as its business development director and also served in that position for Calgon Carbon’s Asia region. He is currently chairman of the company’s Asia business team. Allan is a graduate of Preston Polytechnic, University of Central Lancashire.

Commenting on the reorganization, John Stanik, Calgon Carbon’s chairman, president and chief executive officer, said, “This reorganization will unify our three regions under Bob’s leadership to provide greater responsiveness and functional efficiencies on a global basis. It will also permit me to focus more of my attention on developing Calgon Carbon’s long-term strategy and executing its short-term strategic initiatives.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
www.calgoncarbon.com